Exhibit 10.2
FUEL TECH, INC. BMPLOYMENT AGREEMENT
Agreement made as of the 1st day of February, 1998 between Fuel Tech, Inc, a Massachusetts corporation (the “Company”) at 300 Atlantic Street, Stamford Connecticut 06901, and Stephen P. Brady of 4N527 Hidden Oaks Road, St. Charles, Illinois 60175 (“Employee”).
In consideration of the Company’s employment of Employee and the compensation to be paid to the Employee, the Company and the Employee agree, as follows:
1.	Employment Status. Employment with the Company is contingent on Employee signing this agreement, subject to the provisions regarding legal advice and rescission in §12 below. Employee is being employed as Vice President, Fuel Chemicals Sales & Marketing on a full time basis as of the date written above at the initial annual base salary of $135,000 per year. Employee shall also be entitled to participate in such other benefits as the Company provides to its employees generally. It is understood that this agreement, including §2 below, does not and is not intended to create or provide for any agreed term of employment for the Employee by the Company. The Employee’s employment shall be at will and may be terminated with or without cause and with or without notice at any time by the Employee or the Company.

2.	Stay Bonus. The Company agrees, in addition to Employee’s base salary and benefits mentioned above, to pay Employee on the third (3rd) anniversary of employment (the “Anniversary Date”), the amount> of One Hundred Eighty Thousand Dollars ($180,000) (the “Bonus”). If the Employee’s employment terminates prior to the Anniversary Date on account of death or a disability which renders Employee permanently unable to perform his responsibilities for the Company based on the opinion of a Company medical advisor, the Bonus shall be paid to the Employee or Employee’s legal representative on a pro-rated monthly basis from commencement of employment to termination over a term of thirty-six (36) months. If, prior to the Anniversary Date Employee resigns from the Company or the Company terminates Employee’s employment for cause, no portion of the Bonus shall be paid to Employee. If the Employee is terminated prior to the Anniversary Date without cause, the Employee shall be paid on termination all of the Bonus. “Cause” for purposes of this agreement shall mean persistent insubordination; or any single instance of substance abuse, fraud, embezzlement, self-dealing, insider trading, physical harm to another employee or sexual harassment or conviction of or a plea of guilty to a charge constituting a felony.

3.	Best Efforts. The Employee while employed by the Company shall devote all of Employee’s best efforts and all of Employee’s time and attention to the interests of the Company during reasonable business hours and shall faithfully perform all duties from time to time assigned to Employee and shall conform to all of the Company’s requirements for proper business conduct.

4.	Disclosure. Employee shall disclose promptly to the Company in writing and shall respond to all inquiries by the Company whether during or after employment with respect to, all inventions, programs, processes, data, formulae, trade secrets, ideas, concepts, discoveries and developments (“Developments”) which during employment the Employee may make, conceive, reduce to writing or other storage media, or with respect to which Employee shall acquire the right to grant licenses or to become licensed, either solely or jointly with others, which:
(a)	relates to any subject matter with which Employee’s work for the Company may be concerned;

(b)	relates to or is concerned with the business, products or projects of the Company or that of its customers; or

(c)	involves the use of the Company’s time, material or facilities.
Employee will not withhold Developments from the Company for the use or benefit of Employee or any other person or Company after Employee’s employment terminates.
5.	Assignment. At all times during and after Employee’s employment with the Company and at no expense to Employee, Employee shall execute. and deliver such assignments and other documents as may be reasonably requested by the Company to obtain or uphold for the benefit of the Company, patents, trademarks and copyrights in any and all countries for Developments, whether or not Employee is the inventor or creator thereof. Employee agrees that Developments shall be and remain the property of the Company or its nominees.

6.	Development Compensation. Employee shall receive no compensation for actions required of the Employee under the requirements of Sections 4 and 5 above whether during or after termination of employment provided, however, that Employee shall be reimbursed by the Company for any of Employee’s reasonable out of pocket expenses necessarily arising out of such actions and which are approved in advance by the Company.

7.	Confidentiality; Non-Use. At all times during and after Employee’s employment by the Company, Employee shall hold in strictest confidence and, without the express written authorization of the officer of the Company to whom Employee reports or of the Board of Directors of the Company Employee shall not disclose or transfer to any third party or use for Employee’s own benefit any Developments or any secret or confidential Company information relating to research and development programs, products, customer information customer lists and business, sales plans and the contents of this agreement.

8.	Company Property. Employee shall carefully preserve the Company’s property and not convert it to personal use. At the termination of Employee I s employment, Employee shall return to the Company any and all Company property entrusted to Employee, including without limiting the generality of the foregoing all notes, correspondence books, laboratory logs, computer disks and tapes or other data storage medial engineering records, drawings; and also any keys, key cards, credit cards, computers, equipment and vehicles.

9.	Competition. Employee agrees that after termination of Employee’s employment Employee shall:
(a) not for a two (2) year period thereafter compete against the Company or assist another person or Company to so compete in any business in which the Company was engaged at the time of Employee’s employment and within the scope of Employee’s duties and responsibilities and the relevant geographic area in which those duties and responsibilities were discharged;

(b) not at any time to use, or assist another person or Company to use, without a license from the Company, Developments or the Company’s proprietary and confidential information in order to compete with the Company in any of its then businesses;
(c) not at any time to compete unlawfully or unfairly, as defined by relevant state or Federal law, with the Company in any of its then businesses;
(d) notify the Company in the event that within a period of two years thereafter, Employee shall compete with the Company or shall become employed by any person or Company, that competes with the Company in any business in which the Company was engaged at the time of Employee’s employment, providing a description of such competitive activity.
Employee agrees that any violation or breach of Employee’s covenants in this §9 may cause irreparable damage to the Company in amounts not possible to calculate, so that Employee consents, and will at the time of any violation or breach, consent to the Company’s application for equitable legal relief against Employee, including injunction, temporary injunction and temporary restraining order.
10.	Employee Disputes. Employee agrees that in any claim which he may bring against the Company or which the Company may bring against the Employee arising out of Employee’s employment with the Company or this agreement, the Employee now and will in the future:
(a) waive any right whatsoever to trial by jury in any court in any jurisdiction;
(b) agree and consent that, at the Company’s sole election and in its absolute discretion, any such claim may be determined in arbitration or, once initiated in any court by the Employee, may be removed by the Company from that court to arbitration.
11.	Arbitration. Employee agrees that any arbitration between Employee and the Company shall be conducted under the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”) then in effect before a single neutral arbitrator in the State and municipality where Employee is employed by the Company. The Company shall pay all of the fees of the AAA and the arbitrator. Employee does not in any such arbitration waive any statutory remedies available to Employee. Any award in arbitration shall be final and binding and may be entered in, or an order of enforcement may be obtained from, any court having jurisdiction.

12.	Legal Advice; Rescission. Employee agrees that this agreement involves Employee’s waiver of certain legal rights. Employee may, if Employee so chooses, consult with an attorney about the terms of this agreement before signing it. Employee further acknowledges that (a) the Company has given Employee a twenty-one (21) day period in which to consider the terms and binding effect of this agreement, and (b) that, if Employee does sign this agreement, Employee shall have seven days thereafter to change Employee’s mind and revoke it. Employee agrees that if Employee decides to revoke this agreement, Employee will inform the Company in writing within that seven (7) day period and obtain a written acknowledgment of receipt by the Company of the revocation. Employee understands that revocation of this agreement will affect Employee’s employment status. Employee states that

Employee has carefully read this agreement; that Employee understands its final and binding effect and agrees to be bound by its terms; and that Employee has signed this agreement voluntarily.

13.	Law. This agreement and any disputes arising between Company and Employee shall be interpreted and governed by the law of the state where Employee is employed by the Company.

14.	Severability. Company and Employee agree that if any of the agreements, covenants, restrictions and waivers by Employee in this agreement are held invalid by a court of competent jurisdiction, such holding shall not invalidate any of the other agreements, covenants, restrictions and waivers herein, it being intended that such are to be severable and the invalidity of one shall not invalidate the others.
In witness whereof the parties have signed this agreement as of the day and year first written above.

/s/ Stephen P. Brady	/s/ Steven C. Argabright
(Employee)

Steven C. Argabright (Name)

FUEL TECH, INC.

By:	/s/ Scott Schecter
Vice President